Exhibit 10.4.3
Amendment Number One
to the Capital One Financial Corporation
Executive Severance Plan

The Capital One Financial Corporation Executive Severance Plan, as amended and restated effective October 5, 2022 (the “Plan”), is hereby amended, effective as of January 1, 2023:

1.Section III of the Plan, regarding severance benefits, is hereby amended with the new subsection F to the end thereof, to be and read as follows:

“F. Severance Death Benefits. Notwithstanding anything else in the Plan to the contrary, upon the death of an associate who has not had a termination of employment but who at the time of death was otherwise eligible for benefits under this Plan as set forth in Section II.A, the estate of the associate will receive benefits in accordance with this provision.

1.Severance Payment
The estate of the associate will receive severance pay as set forth in Section III.A., determined as if the associate’s employment involuntarily terminated due to job restructuring as of the date of their death.

2.Subsidized COBRA Payments
Any eligible spouse and dependents of the deceased associate can elect to continue their health insurance coverage under COBRA. In such case, Capital One will directly pay the COBRA administrator, on behalf of the spouse or dependent, as applicable, an amount equal to the employer-paid health care coverage premium in effect at that time for active employees, plus a 2% administrative fee. The spouse and/or dependents will remain responsible for the remainder of COBRA premiums. This subsidy will continue for the period set forth in the applicable Appendix based upon the associate’s job level at the time of death as determined by the Plan Administrator.

3.Time and Form of Benefit
Any severance payment due under Section III.F.1 or bonus payment paid under Section III.F.2 shall be paid in the form of a lump sum cash payment, directly deposited into the bank account the associate had designated for payroll direct deposit, at the same time as the associate’s final pay; provided, however, if the deceased associate’s designated bank account is no longer open as of the payment date, such payment shall be mailed to the deceased associate’s home address, made payable to the estate of the deceased associate.

4.Compliance Obligations

For avoidance of doubt, neither the associate nor the associate’s estate will be required to agree to execute a release of claims in order to receive the Severance Death Benefits outlined in this Section III.F.

5.No Additional Benefits
Other than as specifically provided in this Section III.F, no other benefits shall be payable under this Plan to an associate who had not terminated employment at the time of death.

RESOLVED, that this Amendment Number One shall amend only the Sections set forth herein and those Sections not amended hereby shall remain in full force and effect.

FURTHER RESOLVED, that the Chief Human Resources Officer and the executive in charge of the severance program (or each of their respective designees) of Capital One is each hereby authorized and directed on behalf of Capital One to take any and all further actions necessary to effect the intent of the foregoing resolution (hereby ratifying and confirming any and all actions heretofore and hereafter to accomplish such purpose).

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To record the adoption of this Amendment as set forth above, the Benefits Committee has authorized this document to be signed by the Head of Benefits.

                         /s/Pamela Ventura
                        PAMELA VENTURA
Vice President, Head of Benefits

                         January 11, 2023
                        DATE